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EXHIBIT (b)(ii)

CERBERUS CAPITAL MANAGEMENT, L.P.
450 Park Avenue, 28th Floor
New York, New York 10022

        January 23, 2003

ER Acquisition, Inc.
6500 Greenville Avenue
Suite 600, LB17
Dallas, Texas 75206
Attn: Douglas Miller

    Re:    Amendment to Financing Commitment

Dear Mr. Miller:

        We hereby refer to the Commitment Letter, dated December 27, 2002, among ER Acquisition, Inc., Cerberus Capital Management, L.P. (on behalf of one or more funds or managed accounts to be designated by it), Douglas H. Miller and Ted W. Eubank, a copy of which is attached hereto as Exhibit A (the "Commitment Letter"). Capitalized terms used but not defined in this amendment letter shall have the meaning assigned to such term in the Commitment Letter. This letter, when executed by each of the parties to the Commitment Letter, will hereby amend the Commitment Letter as follows:

        1.    The words "January 31, 2003" in the second (2nd) sentence of the fourteenth (14th) paragraph of the Commitment Letter are deleted and replaced by the words "February 28, 2003"; and

        2.    The words "$15 million" in paragraph (l) under "Other Conditions" of Exhibit B to the Commitment Letter are deleted and replaced with the words "$10 million".

        In addition, the parties to the Commitment Letter hereby acknowledge that, pursuant to the terms of the Commitment Letter, the Bidder notified Cerberus on January 17, 2003 that it declined to exercise its right to use Cerberus' commitment to arrange the Term Loan. As a result, (i) the Bidder is not obligated to pay the Commitment Fee related to the Term Loan, (ii) Cerberus' commitment to arrange the Term Loan is void and may not be used in the future and (iii) the terms contained in Exhibit A to the Commitment Letter are void and of no force and effect.

        Except as set forth above, the Commitment Letter and the Term Sheets shall remain in full force and effect and is hereby confirmed in all respects.

Very truly yours,
CERBERUS CAPITAL MANAGEMENT, L.P.
	By:	/s/ LENARD TESSLER Name: Lenard Tessler Title: Managing Director
Agreed and accepted on this 23rd day of January, 2003
ER ACQUISITION, INC.
/s/ DOUGLAS H. MILLER Name: Douglas H. Miller Title: Chief Executive Officer
/s/ DOUGLAS H. MILLER Douglas H. Miller
/s/ TED W. EUBANK Ted W. Eubank

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  EXHIBIT (b)(ii)